INCENTIVE COMPENSATION

AND NON-COMPETE AGREEMENT

This Incentive Compensation and Non-Compete Agreement (“Agreement”) is entered into between Group 1 Automotive, Inc. (“Employer”), and John C. Rickel (“Employee”), as of June 2, 2006 (the “Effective Date”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Employer and Employee executed an Employment Agreement governing the terms and conditions of their employment relationship.

WHEREAS, Employer desires to grant to Employee shares of restricted stock or restricted stock units (collectively “Restricted Stock”) as part of an incentive compensation plan to encourage Employee’s loyalty, future performance and continued employment with Employer.

WHEREAS, in exchange for Employer granting to Employee shares of restricted stock or restricted stock units and providing Employee with certain confidential and proprietary information and trade secrets for the purpose of carrying out his employment responsibilities (as set forth in Section 5.1 of the Employment Agreement), Employee agrees to the non-competition provisions of Section 2 of this Agreement.

AGREEMENT

For and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

1.	INCENTIVE COMPENSATION

1.1. Restricted Stock Grant. Employer hereby grants to Employee 10,000 shares of Restricted Stock in accordance with the terms and conditions of Employer’s 1996 Stock Incentive Plan. Such shares of Restricted Stock shall vest as follows: (i) 4,000 shares (or units) shall vest on May 24, 2008; (ii) 2,000 shares (or units) shall vest on May 24, 2009; (iii) 2,000 shares (or units) shall vest on May 24, 2010; and (iv) 2,000 shares (or units) shall vest on May 24, 2011.

1.2. Options. If Employee is granted stock options, Employee shall enter into a separate written stock option agreement pursuant to which Employee shall be granted the option to acquire common stock of Employer subject to the terms and conditions of Employer’s 1996 Stock Incentive Plan, or any successor plan, and the stock option agreement entered into thereunder. The number of shares, exercise price per share and other terms of the options shall be as specified in such other written agreement, unless modified specifically herein.

1.3. Condition of Grants. The rights and liabilities of Employer and Employee regarding entitlement to, and vesting of, any incentive compensation granted pursuant to this Agreement shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth in Section 2 of this Agreement. In the event that any provision set forth in Section 2 is violated, Employer shall have the right, among other remedies, to demand forfeiture of any cash or equity award realized during the twelve (12) months prior to such violation or declaration.

2.	POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS

2.1. Non-Competition Obligations. In consideration for Employer’s promises contained in Section 5.1 of the Employment Agreement, and as part of the consideration for the compensation and benefits to be paid and extended to Employee under the Employment Agreement, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Section 2.1. Employee agrees that during the period of Employee’s non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of its subsidiaries or affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve (12) months conducted any business:

(i)	engage in any business competitive with any line of business conducted by Employer or any of its subsidiaries or affiliates (including without limitation any public or private auto retailer);

(ii)	render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by Employer or any of its subsidiaries or affiliates (including without limitation any public or private auto retailer);

(iii)	solicit or accept the business of, or call upon, any customer or client of Employer for the purpose of conducting competitive business or otherwise seeking profit from a competitive activity;

(iv)	encourage or induce any current or former employee of Employer or any of its subsidiaries or affiliates to leave the employment of Employer or any of its subsidiaries or affiliates or proselytize, offer employment, retain, hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Employer or any of its subsidiaries or affiliates for a period of 24 months from date of termination; provided, however, that nothing in this subsection (iv) shall prohibit Employee from offering employment to any prior employee of Employer or any of its subsidiaries or affiliates who was not employed by Employer or any of its subsidiaries or affiliates at any time in the twelve (12) months prior to the termination of Employee’s employment; or

(v)	divulge any of the confidential, proprietary or trade secret information that was provided to Employee pursuant to Section 5 of this Agreement to any third party or individual or entity other than Employer or any of its subsidiaries or affiliates.

The non-competition obligations set forth in subsections (i) through (v) of this Section 2.1 shall apply during Employee’s employment and for a period of two (2) years after termination of employment. If Employer or any of its subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business.

2.2. Future Employment.

2.2.1. If Employee in the future, seeks or is offered employment, or any other position or capacity with another company or entity, Employee agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions contained in Section 2.1. Further, before taking any employment position with any person during the non-competition period, Employee agrees to give prior written notice to Employer of the name of such person or entity. Employer shall be entitled to advise such person or entity of the provisions of Section 2.1 and to otherwise deal with such person or entity to ensure that the provisions of this Section are enforced and duly discharged.

2.2.2. If Employee in the future seeks or is offered employment with another company or entity, Employee may provide Employer with written notice stating the name of the prospective employer, Employee’s prospective position, responsibilities and duties, and the industry or industries in which the prospective employer operates. Employer shall have ten (10) business days from receipt of such notice to notify Employee of its belief that such prospective employment would be a violation of the provisions of Section 2.1. If Employer fails to respond to Employee in writing within such ten (10) business day period, Employer shall be estopped from asserting its rights, if any, arising from a violation of Section 2.1 by reason of such employment as described in such notice.

2.3. Tolling of Restrictive Periods. If the Employee violates any of the restrictions contained in Section 2.1, the restrictive periods shall be suspended and will not run in favor of the Employee until such time as the Employee cures the violation to the satisfaction of Employer.

2.4. Acknowledgment. Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses in locations where the Employer conducts business during the period provided for above, but acknowledges that Employee’s job duties during his employment with Employer, receipt of Employer’s confidential and proprietary information and trade secrets (as well as access to certain confidential and proprietary information and trade secrets) and Employee’s receipt of sufficiently high remuneration and other benefits under the Employment Agreement justifies such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of Section 2.1 by Employee, and Employer or any of its subsidiaries or affiliates shall be entitled to enforce the provisions of this Section by terminating any payments then owing to Employee under the Employment Agreement and/or to obtain specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of Section 2.1, but shall be in addition to all remedies available at law or in equity to Employer or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

2.5. Materiality and Conditionality of Section. Section 2.1 is material to this Agreement. Employee’s agreement to strictly comply with Section 2.1 is a precondition for Employee’s receipt of payments and vesting of Restricted Stock and stock options pursuant to Section 1 of this Agreement. Whether or not Section 2.1 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court or other constituted legal authority of competent jurisdiction, upon any violation of this Section or any portion thereof, or upon a finding that a violation would have occurred if such Section or any portion thereof were enforceable, the Employee and Employer agree that (i) the Employee’s interest in the Restricted Stock and stock options pursuant to Section 1 of this Agreement shall automatically lapse and be forfeited; (ii) Employer shall have no obligation to make any further payments to Employee under the terms of Section 1 of this Agreement; (iii) Employer shall be entitled to receive the full value of any payments which were previously made to the Employee pursuant to Section 1 of this Agreement in the previous twelve (12) months, as well as the value of any Restricted Stock or stock options that may have vested during the past twelve (12) months from the date of the Employee’s termination, for any reason, to the date on which a court or arbitration panel held or found the non-compete article to have been violated; (iv) the Employee’s interest in post-termination payment pursuant to Sections 2.3 and 3.5 of the Employment Agreement shall automatically lapse and be forfeited; (v) Employer shall have no obligation to make any further payments to Employee under the terms of Sections 2.3 and 3.5 of the Employment Agreement; and (vi) Employer shall be entitled to receive the full value of any payments which were previously made to the Employee pursuant to Sections 2.3 and 3.5 of the Employment Agreement in the previous twelve (12) months.

2.6. Survival of Section. The Employee and Employer agree that all of the covenants contained in Section 2.1 shall survive the termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in Section 2.1 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to be limited in its duration or scope, then, at the sole option of Employer, the provisions of Section 2.5 may be deemed to have been triggered, and the rights, liabilities and obligations set forth therein shall apply. In the event Employer does not elect to trigger application of Section 2.5, then the court shall have such authority to so reform the covenants and the parties hereto shall consider such covenants and/or other provisions of Section 2 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that the covenants in Section 2.1 are void and otherwise unenforceable in a particular area or jurisdiction, then notwithstanding the foregoing provisions of this Section 2.6, the provisions of Section 2.5 shall be applicable and the rights, liabilities and obligations of the parties set forth therein shall apply. Alternatively, at the sole option of Employer, Employer may consider such covenants to be amended and modified so as to eliminate therefrom the particular area or jurisdictions as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered herein, the covenants contained herein shall remain in full force and effect as originally written.

3.	MISCELLANEOUS

3.1. Definition of “Affiliates” and “Affiliated.” For purposes of this Agreement the terms “affiliates” or “affiliated” means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer.

3.2. Prohibition of Publication of Certain Information. Except as required by law or process, Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer at any of its subsidiaries’ or affiliates’ directors, officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer or any of its subsidiaries’ or affiliates’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer or any of its subsidiaries’ or affiliates’ directors, officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer or any of its subsidiaries’ or affiliates’ officers, employees, agents, or representatives; or that place Employer or its subsidiaries’ or affiliates’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer or any of its subsidiaries’ or affiliates’ or its officers, employees, agents, or representatives. Except as required by law or process, the Employer shall refrain, and shall use its best efforts to assure that its directors, officers, employees, agents and representatives, and its subsidiaries and affiliates and their directors, officers, employees, agents and representatives, shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any untrue oral or written statements about the Employee that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Employee; or that constitute an intrusion into the seclusion or private life of the Employee; or that give rise to unreasonable publicity about the private life of the Employee; or that place the Employee in a false light before the public.

3.3. Notice. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer to:

Group 1 Automotive, Inc.

950 Echo Lane, Suite 100

Houston, TX 77024
Attn: Presiding Director of the Board

With a copy to:

Fisher & Phillips LLP

18400 Von Karman Avenue, Suite 400

Irvine, CA 92612

Attn: John M. Polson, Esq.; and

Group 1 Automotive, Inc.

950 Echo Lane, Suite 100

Houston, TX 77024
Attn: Jeff M. Cameron

If to Employee:

John C. Rickel

150 Stoney Creek

Houston, Texas 77024

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

3.4. Governing Law. This Agreement shall be governed in all respects by the law of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

3.5. No Waiver. No failure by either party hereto at anytime to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

3.6. Severability. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

3.7. Arbitration. The parties agree that any claim, dispute, and/or controversy that they may have arising from, related to, or having any relationship or connection whatsoever with this Agreement, Employee’s employment, or other association with the Company, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act. In addition to any other requirements imposed by law, the arbitrator selected shall be a retired Judge, or otherwise qualified individual to whom the parties mutually agree, and shall be subject to disqualification on the same grounds as would apply to a Judge. The arbitrator shall apply the Federal Rules of Civil Procedure and Evidence, including all rules of pleading, discovery, evidence and all rights to resolution of the dispute by means of motions for summary judgment and judgment on the pleadings. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged. Awards shall include the arbitrator’s written reasoned opinion.

3.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer, its subsidiaries and affiliates and any other person, association, or entity which may hereafter acquire or succeed to all or a portion of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, by Employee without the prior written consent of Employer. Notwithstanding anything to the contrary in this Section 7.8 or elsewhere in the Agreement, in the event of the Employee’s death after becoming entitled to receipt of any payment or benefit, but before receiving all such payments or benefits, the remaining payments shall be made to the Employee’s survivors or estate and the remaining benefits shall be provided to his widow or other survivors to the same extent and in the same manner as if he were still alive.

3.9. Entire Agreement. Except as provided in (1) written company policies promulgated by Employer dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions and other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, (2) the written benefits, plans, and programs referenced in Section 1.4 of this Agreement or (3) any signed written agreements contemporaneously or hereafter executed by Employer and Employee (including, but not limited to, the Employment Agreement), this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters and replaces and merges previous agreements and discussions pertaining to the employment relationship between Employer and Employee.

3.10. Headings. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

3.11. Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

3.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

DATE:	June 2, 2006	GROUP 1 AUTOMOTIVE, INC.

		By:	/s/ Earl J. Hesterberg

		Name:	Earl J. Hesterberg

		Title:	President & CEO

DATE:	June 2, 2006		/s/ John C. Rickel

JOHN C. RICKEL